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                                                                    EXHIBIT 99.1

                                            Contact:
                                            Mary P. Sundeen, Sr. Director
                                            Corporate Communications
                                            301-738-2490
                                            FOR IMMEDIATE RELEASE
                                            June 2, 2000

              EXTREMED, INC. ISSUES STATEMENT ON KRINGLE 5 LAWSUIT

            Rockville, MD, ...June 2, 2000...EntreMed, Inc. (NASDAQ:ENMD) today issued a statement on the inventorship lawsuit filed by Abbott Laboratories against Children's Hospital, Boston.

            In 1994, Drs. Judah Folkman, Michael O'Reilly and their team of scientists at Children's Hospital, Boston discovered Angiostatin(R), an endogenous protein with antiangiogenic properties which may be useful in the treatment of cancer, blindness, arthritis, and other diseases of abnormal blood vessel growth. Angiostatin(R) is derived from the plasminogen molecule, a well-known clotting factor. Drs. O'Reilly and Folkman discovered that the five folded regions, called kringles, of the plasminogen molecule have antiangiogenic activity.

            EntreMed created a recombinant version of human Angiostatin(R) protein (rhuAngiostatin) using kringles 1-3 of the parent plasminogen molecule. A Phase I clinical trial is now underway at Thomas Jefferson University Hospital in Philadelphia, to assess the safety of rhuAngiostatin in advanced cancer patients.

            On May 30, 2000, Abbott Laboratories filed a lawsuit in the state of Massachusetts relating to determination of inventorship of the antiangiogenic activity of the kringle 5 region of the plasminogen molecule. Although named as a defendant in the complaint filed on May 30th, EntreMed has not been served with any legal documents in this case. This lawsuit is not related, in any manner, to EntreMed's rhuAngiostatin molecule consisting of kringles 1-3 currently in clinical testing in humans. EntreMed does not believe that this lawsuit will have any impact on the clinical development of its product candidate, rhuAngiostatin.

            Quoting from U.S. Patent No. 5,639,725, issued to Children's Hospital, Boston and filed on April 26, 1994: It contemplated that any isolated protein or peptide having a three dimensional kringle-like conformation or cysteine motif that has anti-angiogenic activity in vivo is part of the present invention. Further, EntreMed has rights to patents on Angiostatin(R) molecules that cover all combinations of the kringle regions, including the kringle 5 domain. (U.S. Patent No. 5,854,221). EntreMed will vigorously defend any action that contests our rights to any fragment of the Angiostatin(R) molecule.



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            Dr. John Holaday, EntreMed Chairman, President and Chief Executive
Officer commented on the Abbott filing: "The lawsuit filed by Abbott Laboratories is a reprehensible attempt to discredit Dr. Judah Folkman, the pioneer of antiangiogenesis therapeutics and one of the world's foremost cancer researchers. By attempting to intimidate parties in order to obtain the rights to a product it neither discovered, nor owns, Abbott has taken the lowest road in calling into the question the reputation of a brilliant scientist and compassionate human being who has dedicated over thirty years to improving the lives of cancer patients. I find Abbott's lawsuit against Dr. Folkman and a medical center dedicated to the wellbeing of children egregious, tasteless, and shameful."

            Rockville, MD-based EntreMed, Inc. The Angiogenesis Company(TM) is a leader in the field of antiangiogenesis research, which studies the inhibition of abnormal blood vessel growth recently associated with a broad range of diseases such as cancer and atherosclerosis. The Company's strategy is to accelerate development of its core technologies through collaborations and sponsored research programs with university medical departments, research companies and government laboratories. For further information, please visit the EntreMed web site at www.entremed.com.



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